STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF TRUST
OF
ACTIVE WEIGHTING FUNDS ETF TRUST

This Certificate of Amendment to the Certificate of Trust of Active Weighting Funds ETF Trust (the "Trust"), a statutory trust, is executed by the undersigned and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3810 et seq.) and sets forth the following:

1.	The name of the statutory trust is "Active Weighting Funds ETF Trust".

2.	The first Article of the Certificate of Trust of the Trust is hereby amended to read as follows:

1.	The name of the statutory trust formed hereby is "Listed Funds Trust".

3.	This Certificate of Amendment to the Certificate of Trust of the Trust shall be effective December 31, 2018.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has caused this Certificate of Amendment to the Certificate of Trust of the Trust to be duly executed as of this December 21, 2018.

By: /s/ Matthew J. Clements
      Matthew J. Clements
      Trustee